                                                               Exhibit 99.1

[Solutia Logo]                         News

    Solutions for a better life.(TM)         SOLUTIA INC.
                                             575 Maryville Centre Drive
                                             St. Louis, Missouri 63141

                                             P.O. Box 66760
                                             St. Louis, Missouri 63166-6760

  FOR IMMEDIATE RELEASE

---------------------------------------------------------------------------
                                Contact: Liesl M. Livingston (314) 674-7777

                       SOLUTIA REPORTS FOURTH QUARTER
                      LOSS OF $.05 PER SHARE, EXCLUDING
                        PREVIOUSLY ANNOUNCED CHARGES

ST. LOUIS, JAN. 24, 2002/PRNEWSWIRE/

SUMMARY

    o    Total revenue of $643 million, 12 percent below fourth quarter 2000
    o Per share loss of 5 cents, excluding previously announced charges, versus earnings of 12 cents for the fourth quarter of 2000, excluding charges
    o Recession-like demand and the effects of aggressive competitor actions in many of Solutia's global markets have more than offset the benefits of improving raw material and energy costs and Solutia's $100 million cost reduction initiative
    o    Outstanding debt was reduced to $1.31 billion, approximately
         $57 million below third quarter 2001 levels
    o Progress on Performance Films' and Specialty Products' growth initiatives continues despite weak global economic conditions
    o    Pharmaceutical Services achieves its $60 million sales target
    o Agreement reached in principle with ExxonMobil Chemical Company to purchase Solutia's interest in the AES joint venture

FINANCIAL SUMMARY
($M, EXCEPT PER SHARE AMOUNTS)

                                     AS REPORTED     CHARGES         EXCLUDING CHARGES
                                     -----------     -------         -----------------
4Q 2001
Net Loss                             $(101)          $(96)           $(5)
Loss Per Share                       $(0.97)         $(0.92)         $(0.05)
4Q 2000
Net Income/(Loss)                    $(84)           $(96)           $12
Earnings/(Loss) Per Share            $(0.81)         $(0.93)         $0.12
2001
Net Income/(Loss)                    $(59)           $(79)           $20
Earnings/(Loss) Per Share            $(0.57)         $(0.76)         $0.19
2000
Net Income/(Loss)                    $49             $(74)           $123
Earnings/(Loss) Per Share            $0.46           $(0.68)         $1.14


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                                     2


         Solutia Inc. (NYSE:SOI) reported a fourth quarter 2001 net loss of $5 million, or 5 cents per share, on net sales of $643 million, excluding previously announced charges of $96 million, or 92 cents per share, taken during the fourth quarter of 2001. The charges cover Solutia's share of restructuring costs at its Astaris and Flexsys joint ventures, increases to environmental and self-insurance reserves, additional severance costs and the write-down of certain non-performing assets. Net income for the fourth quarter of 2000 was $12 million, or 12 cents per share, on sales of $731 million, excluding $96 million, or 93 cents per share, of after-tax charges associated with the $100 million cost reduction initiative and the write-down of certain non-performing, non-strategic assets. Including previously announced charges, Solutia reported a net loss for the fourth quarter 2001 of $101 million, or 97 cents per share, compared to a net loss of $84 million, or 81 cents per share, for the fourth quarter of 2000.

         Solutia's results for the quarter versus the year ago period were positively impacted by the effects of significantly lower raw material costs and the implementation of its $100 million cost reduction program. However, these benefits were more than offset by the effects of lower average selling prices and lower sales volumes associated with recession-like demand and aggressive competitor actions in many of Solutia's global markets. In addition, unfavorable manufacturing volume variances from significantly reduced capacity utilization rates continue to adversely impact the company's profitability.

         "Solutia's businesses have weathered a very challenging year by aggressively implementing our cost reduction program, which delivered more than $50 million to Solutia's bottom line in 2001. We are focusing on our straight-forward portfolio strategy and delivering on the opportunities in the portfolio that can provide shorter-term appreciation in cash flow and earnings growth," John Hunter, chairman and chief executive officer said.

         "In these uncertain economic times, we remain committed to prudently managing our costs, focusing our growth and capital spending on those opportunities that can deliver the most immediate return to our shareholders and positioning our businesses to take advantage of a future global economic recovery," said Hunter.



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                                     3


NET SALES

         As reported, net sales for the fourth quarter of 2001 decreased
12 percent from the fourth quarter of 2000. The quarter over quarter decline can be attributed to a combination of lower sales volumes and lower average selling prices associated with depressed global demand and increased competitive pressures. The decline was partially offset by the effects of favorable foreign currency fluctuations.

SEGMENT DATA

         Performance Films' net sales for the fourth quarter of 2001 decreased 6 percent compared to the same period of 2000 on lower volumes and lower average selling prices due to competitive pressures, offset partially by favorable foreign currency fluctuations.

         Performance Films' profitability decreased $10 million due to the impact of lower sales and higher manufacturing volume variances associated with lower capacity utilization rates. Modest improvements in raw material costs and the benefits from cost reductions were partially offsetting.

         Net sales for Specialty Products were essentially even with the fourth quarter of 2000. Lower volumes were offset by increased average selling prices and favorable foreign currency fluctuations primarily in the Resins and Additives product line. Demand for services offered by our Pharmaceutical Services businesses remains strong.

         Excluding charges in both the fourth quarter of 2000 and 2001, Specialty Products segment profitability increased $8 million over the prior year quarter primarily because of the benefits of the cost reduction initiative, lower raw material costs and the effects of higher average pricing. Including charges, segment profit in the fourth quarter of 2001 was $7 million compared to a segment loss of $13 million in the fourth quarter of 2000.

         Integrated Nylon's net sales for the fourth quarter of 2001 decreased by 22 percent versus 2000 due to lower sales volumes and lower average selling prices in all of its businesses.

         Excluding charges in both the fourth quarter of 2000 and 2001, the Integrated Nylon segment was at break-even for the fourth quarter of 2001, down $14 million from the previous year. Lower raw


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                                     4

material and energy costs and the benefits from the $100 million cost reduction initiative, were more than offset by the impact of lower sales and higher manufacturing volume variances associated with lower capacity utilization rates. Including charges, the Integrated Nylon segment had a loss of $13 million in the fourth quarter of 2001, compared to a loss of $72 million in the fourth quarter of 2000.

CASH FLOW

         Solutia reported free cash flow of $65 million for the quarter ended December 31, 2001, after funding $29 million of capital expenditures. While severance payments and low earnings continue to limit free cash flow, strong working capital management helped deliver positive free cash flow for the quarter.

         Solutia reported negative free cash flow of $42 million for the full year after funding $94 million of capital expenditures and approximately $67 million in restructuring costs.

FULL YEAR DATA

         For the year ended December 31, 2001, Solutia reported net income of $20 million, or $.19 per share, on net sales of $2.8 billion, excluding $79 million, or 76 cents per share, of net after-tax charges which were comprised of the costs associated with the actions taken in the fourth quarter and a gain from an insurance settlement related to an incident that occurred at a facility in 2000. Net income for the year ended December 31, 2000 totaled $123 million, or $1.14 per share, on net sales of $3.2 billion, excluding $74 million, or 68 cents per share, of net after-tax charges taken in 2000. Including the charges in both years, Solutia reported a net loss for the year ended December 31, 2001 of $59 million, or 57 cents per share, compared with net earnings of $49 million, or 46 cents per share, for the year ended December 31, 2000.

OTHER EVENTS

         An agreement has been reached in principle with ExxonMobil Chemical Company to purchase Solutia's interest in the AES joint venture. The sale, which is slated to close during the first quarter of 2002, is expected to generate a modest gain. The net sales proceeds from the transaction will be used to pay down debt.

OUTLOOK

         In 2002, Solutia expects to benefit from more normalized raw material and energy costs, lower personnel and contractor costs from its $100 million cost reduction program, prudent management of capital and growth spending, slightly improved manufacturing operating rates and future pricing actions. Due to these factors, Solutia anticipates a return to modest profitability in the first quarter of 2002.


FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements regarding Solutia's earnings capability, profitability, future growth, revenue and cost reduction. These statements are based on current expectations, but actual results may differ materially, depending on such important factors as world economic conditions, competitive pressures, raw material and energy pricing, currency fluctuations, production capacity, customers acceptance of new products, effect of cost reduction initiatives, success in implementing pricing actions, operating rates, ability to manage capital and growth spending and other factors identified in Solutia's Annual Report on Form 10-K for the period ended December 31, 2000 and Quarterly Report on Form 10-Q for the period ended September 30, 2001. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at http://investor.solutia.com.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; resins and additives for high-value coatings; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.
         Solutia .... Solutions For A Better Life.

CONFERENCE CALL

         Solutia will host a conference call on Friday, Jan. 25, 2002 at 9:00 am Central Time to discuss its performance. The call will be simulcast on Solutia's homepage at http://investor.solutia.com. The call will be available to investors on the Internet site for approximately 5 days following the call.

                                    -oOo-

Source: Solutia, Inc.
St. Louis
Date 01/24/02


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                                     6


                                Solutia Inc.
                      Statement of Consolidated Income
              (Dollars in millions, except per share amounts)



                                              Three Months Ended         Twelve Months Ended
                                                 December 31,                December 31,
                                            ----------------------      ----------------------
                                              2001          2000          2001          2000
                                            --------      --------      --------      --------
Net Sales                                   $    643      $    731      $  2,817      $  3,185
Cost of Goods Sold                               599           746         2,388         2,702
                                            --------      --------      --------      --------
Gross Profit                                      44           (15)          429           483


Marketing Expenses                                44            43           175           172
Administrative Expenses                           46            40           160           172
Technological Expenses                            18            20            66            82
Amortization Expense                               9             9            34            33
                                            --------      --------      --------      --------

Operating Income (Loss)                          (73)         (127)           (6)           24
Equity Earnings (Loss) from Affiliates           (34)           14           (13)           35
Interest Expense                                 (24)          (20)          (90)          (83)
Gain on Sale of Polymer
  Modifiers business                               -             -             -            73
Other Income (Expense) - Net                      (2)           (8)           32            (8)
                                            --------      --------      --------      --------
Income (Loss) Before Income Taxes               (133)         (141)          (77)           41
Income Taxes (Benefit)                           (32)          (57)          (18)           (8)
                                            --------      --------      --------      --------
Net Income (Loss)                           $   (101)     $    (84)     $    (59)     $     49
                                            --------      --------      --------      --------



Diluted Earnings Per Share                  $  (0.97)     $  (0.81)     $  (0.57)     $   0.46
                                            --------      --------      --------      --------

Weighted Average Equivalent Shares             104.4         104.3         103.9         107.5
                                            --------      --------      --------      --------

Depreciation and Amortization               $     48      $     52      $    184      $    191
                                            --------      --------      --------      --------

Property, Plant and Equipment Purchases     $     29      $     41      $     94      $    221
                                            --------      --------      --------      --------




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                                     7


                                Solutia Inc.
                                Segment Data
                           (Dollars in millions)

                                              Three Months Ended         Twelve Months Ended
                                                 December 31,                December 31,
                                            ----------------------      ----------------------
                                              2001          2000          2001          2000
                                            --------      --------      --------      --------
                                               Net           Net           Net           Net
Segment:                                      Sales         Sales         Sales         Sales
                                            --------      --------      --------      --------
  Performance Films                         $    137      $    145      $    591      $    692
  Specialty Products                             215           214           918         1,004
  Integrated Nylon                               291           372         1,308         1,490
                                            --------      --------      --------      --------
Segment Totals                                   643           731         2,817         3,186
Elimination of Intersegment Sales:
  Integrated Nylon                                 -             -             -            (1)
                                            --------      --------      --------      --------
Consolidated Totals                         $    643      $    731      $  2,817      $  3,185
                                            --------      --------      --------      --------

Segment:                                     Profit        Profit        Profit        Profit
                                            --------      --------      --------      --------
  Performance Films                         $      7      $     17      $     61      $    106
  Specialty Products (a), (b), (c)                 7           (13)           77            32
  Integrated Nylon (d), (e)                      (13)          (72)           11           (29)
                                            --------      --------      --------      --------
Segment Totals                                     1           (68)          149           109
Corporate Expenses (f), (g), (h)                 (74)          (64)         (121)         (107)
Equity Earnings (Loss)
  from Affiliates (h), (i), (j)                  (34)           14           (13)           37
Interest Expense                                 (24)          (20)          (90)          (83)
Gain on Sale of Polymer
  Modifiers business (k)                           -             -             -            73
Other Income (Expense)-Net (h), (l), (m)          (2)           (3)           (2)           12
                                            --------      --------      --------      --------
Income (Loss) Before Income Taxes           $   (133)     $   (141)     $    (77)     $     41
                                            --------      --------      --------      --------

(a) Specialty Products profit for periods ended December 31, 2001, includes charges related to the termination of a former CarboGen AG owner
    ($3 million pretax, $2 million aftertax).
(b) Specialty Products profit for the twelve months ended December 31, 2001, includes a gain from an insurance settlement associated with the explosion and fire that destroyed the Vianova printing inks and phenolics production facility in Wiesbaden, Germany ($28 million pretax, $17 million aftertax).
(c) Specialty Products profit for the periods ended December 31, 2000, includes an impairment charge to write off chlorobenzenes' production equipment ($15 million pretax, $10 million aftertax), and for the twelve months ended December 31, 2000, a restructuring charge related to exiting operations at the Port Plastics site in Addyston, Ohio
    ($8 million pretax, $5 million aftertax).
(d) Integrated Nylon profit for the periods ended December 31, 2001, includes charges to write down certain non-performing assets
    ($12 million pretax, $8 million aftertax).


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                                     8


(e) Integrated Nylon profit for the periods ended December 31, 2000, includes charges to write off certain non-performing and non-strategic production assets ($76 million pretax, $47 million aftertax), and reserve for advances and working capital loans primarily to an Asian equity affiliate ($10 million pretax, $6 million aftertax). For the twelve months ended December 31, 2000, charges to write off certain investments in Asia based upon indicators that the loss in their values was permanent ($14 million pretax, $8 million aftertax), and accrue for payment of debt obligations associated with one of the investments
    ($5 million pretax, $3 million aftertax).
(f) For the periods ended December 31, 2001, amount includes charges primarily to increase environmental and self-insurance reserves and cover additional severance costs associated with the $100 million cost reduction initiative ($66 million pretax, $42 million aftertax).
(g) For the periods ended December 31, 2000, amount includes a restructuring charge for workforce reductions of approximately 700 people across all world areas and functions of the company and closure of certain non-strategic facilities ($53 million pretax, $33 million aftertax).
(h) For the twelve months ended December 31, 2000, amounts include charges related to the formation and startup of the Astaris joint venture
    ($16 million pretax, $11 million aftertax).
(i) For the periods ended December 31, 2001, amount includes charges for the closure of Astaris' elemental phosphorus production facility in Pocatello, Idaho ($37 million pretax, $37 million aftertax), and the closure of Flexsys' 4NDPA manufacturing facility in Newport, Wales
    ($4 million pretax, $4 million aftertax).
(j) For the twelve months ended December 31, 2000, amount includes a charge associated with the impairment and closure of certain manufacturing operations in the UK for the Flexsys joint venture ($13 million pretax, $13 million aftertax).
(k) For the twelve months ended December 31, 2000, amount includes a gain on the sale of the Polymer Modifiers business and related manufacturing facilities ($73 million pretax, $46 million aftertax).
(l) For the periods ended December 31, 2001, amount includes a charge to write down an e-commerce investment based upon indicators that the loss in its value was permanent ($5 million pretax, $3 million aftertax).
(m) For the twelve months ended December 31, 2000, amount includes a gain on the sale of P4 Production L.L.C., a phosphorus manufacturing venture ($15 million pretax, $9 million aftertax).


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                                     9


                                Solutia Inc.
                Statement of Consolidated Financial Position
                            (Dollars in millions)



                                                         Dec. 31,      Dec. 31,
ASSETS                                                     2001          2000
                                                         --------      --------
Current Assets:
  Cash and cash equivalents                              $     23      $     19
  Receivables                                                 442           532
  Deferred income tax benefit                                 153           107
  Inventories                                                 303           357
                                                         --------      --------
    Total Current Assets                                      921         1,015
                                                         --------      --------

Net Property, Plant and Equipment                           1,143         1,205
Investments in Affiliates                                     313           351
Net Goodwill                                                  386           421
Net Identified Intangible Assets                              224           217
Long-term Deferred Income Tax Benefit                         254           190
Other Assets                                                  167           182

                                                         --------      --------
Total Assets                                             $  3,408      $  3,581
                                                         --------      --------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Accounts payable                                       $    233      $    359
  Accrued liabilities                                         500           496
  Short-term debt                                             683           494
                                                         --------      --------
    Total Current Liabilities                               1,416         1,349
                                                         --------      --------

Long-Term Debt                                                627           784
Postretirement Liabilities                                    947           941
Other Liabilities                                             531           541
Shareholders' Equity (Deficit):
  Common stock                                                  1             1
  Additional contributed capital                             (113)         (113)
  Treasury stock                                             (257)         (288)
  Unearned ESOP shares                                         (1)           (9)
  Accumulated other comprehensive loss                       (144)         (108)
  Reinvested earnings                                         401           483
                                                         --------      --------
    Total Shareholders' Equity (Deficit)                     (113)          (34)

                                                         --------      --------
Total Liabilities and Shareholders' Equity (Deficit)     $  3,408      $  3,581
                                                         --------      --------



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                                     10


                                Solutia Inc.
                     Statement of Consolidated Cash Flow
                            (Dollars in millions)



                                                                Twelve Months Ended
                                                                    December 31,
                                                               ----------------------
                                                                 2001          2000
                                                               --------      --------
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
Net income (loss)                                              $    (59)     $     49
Adjustments to reconcile to Cash From Operations
    Items that did not use (provide) cash:
        Deferred income taxes                                       (96)           23
        Depreciation and amortization                               184           191
        Amortization of deferred credits                            (14)          (12)
        Restructuring expenses and other charges-net                127           195
        Other                                                         5           (15)
    Working capital changes that provided (used) cash:
        Trade receivables                                            47            69
        Inventories                                                  57           (18)
        Accounts payable and accrued liabilities                   (134)          (64)
        Other                                                        39            (1)
    Net pretax gains from asset disposals                           (36)          (79)
    Other items                                                     (76)          (94)
                                                               --------      --------
Cash From Operations                                                 44           244
                                                               --------      --------
Investing Activities:
  Property, plant and equipment purchases                           (94)         (221)
  Acquisition and investment payments, net of cash acquired         (35)         (110)
  Property disposals and investment proceeds, net                    43           220
                                                               --------      --------
Cash From Investing Activities                                      (86)         (111)
                                                               --------      --------
Financing Activities:
  Net change in short-term debt obligations                         185           (23)
  Net change in long-term debt obligations                         (148)          (13)
  Treasury stock purchases                                            -          (106)
  Dividend payments                                                  (4)           (4)
  Common stock issued under employee stock plans                     13             4
                                                               --------      --------
Cash From Financing Activities                                       46          (142)
                                                               --------      --------
Increase (Decrease) in Cash and Cash Equivalents                      4            (9)
Cash and Cash Equivalents:
Beginning of Year                                                    19            28
                                                               --------      --------
End of Period                                                  $     23      $     19
                                                               --------      --------